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                                                                      EXHIBIT 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





The Board of Directors
Westmoreland Coal Company:



We consent to incorporation by reference in the Registration Statements (No. 2-90847 and No. 33-33620) on Form S-8 of Westmoreland Coal Company of our report dated March 25, 1996, relating to the consolidated balance sheets of Westmoreland Coal Company and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1995 and the schedule, which reports appear in the December 31, 1995 annual report on Form 10-K of Westmoreland Coal Company.




                                                     KPMG Peat Marwick LLP





Denver, Colorado
March 29, 1996